UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                             FORM 8-K

          CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported):

                          July 24, 2000

                Commission File Number: 000-26969


               -----------------------------------

                    YOUR BANK ONINE.COM, INC.
      (Exact name of registrant as specified in its charter)


Colorado, U.S.A.                                       84-1343219
(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)               Identification No.)


    6912 220th Street SW, Mountlake Terrace, Washington 98043
             (Address of principal executive offices)

                          (425) 672-6735
         (Issuer's telephone number, including area code)


                     Consolidated Data, Inc.
       (Former name, former address and former fiscal year,
                  if changed since last report)


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Item 2.  Acquisition or Disposition of Assets

Your Bank Online.com, Inc. ("YBOL") has, as of July 24, 2000, completed its planned acquisition, of Genesis Capital Co., Ltd., ("Genesis") formerly a privately-held company based in South Korea. Genesis Capital, a profitable corporation, offers financial services to financial institutions in the Asian marketplace, primarily in Korea. The acquisition, funded by 2,000,000 shares of Common Stock; $100,000 cash; and $400,000 in a convertible debenture, will allow YBOL to access the Asian markets.

Korea is the 11th largest economic nation in the world, with one of the fastest growing Internet audiences. Economic conditions and capital structure are rebounding, drawing comparisons to the United States during the mid-1990's. Government officials and business leaders are committed to Korea's economic viability. Numerous laws have been enacted to allow for the expansion of Korea into the global economy and to remove barriers to trade.

Genesis is involved in joint partnerships with numerous Korean-based financial institutions and is well-positioned to capitalize on the opportunities that will be presented. The acquisition of Genesis, combined with other planned acquisitions, should allow YBOL access to the Korean market, thereby providing continuous opportunities for technology implementation and Internet and MIS management. These opportunities include: the real estate market; the venture capital market; the mutual fund and/or stock market and/or fund management; restructuring opportunities in Korea; and the ability to manage projects and provide management consulting assistance. Genesis perceives the growth of Korea's fifty-plus venture capital firms and their ability to manage funds as important key success factors.

A major objective of Genesis is to establish a private investment fund consisting of pre-selected Korean investors. Genesis is presently positioned to manage a fund valued at $100,000,000 (U.S. dollars), which is being structured as a joint venture between a major Korean company and a U.S. group. Mr. Robert D. Ghim, Chief Executive Officer and Chairman of Genesis, expects this dollar amount to grow in the near future. Furthermore, Mr. Ghim is hopeful that this acquisition will be positive, and allow Genesis to reach its goals.



                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  July 28, 2000

                                   YOUR BANK ONLINE.COM, INC.


                                   /s/ Pakie V. Plastino
                                   Pakie V. Plastino
                                   President and C.E.O.